CUSIP No. 388688103
1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	1818 FUND II, L.P.


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
    SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.0%

12. TYPE OF REPORTING PERSON*

	PN



1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	BROWN BROTHERS HARRIMAN & CO.
	13-4973745

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

	NEW YORK

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
    SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.0%

12. TYPE OF REPORTING PERSON*

	PN



1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	T. MICHAEL LONG

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

	U. S. A.

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
    SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.0%

12. TYPE OF REPORTING PERSON*

	IN




1. NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	LAWRENCE C. TUCKER


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

	U. S. A.

5. SOLE VOTING POWER

	0

6. SHARED VOTING POWER

	0

7. SOLE DISPOSITIVE POWER

	0

8. SHARED DISPOSITIVE POWER

	0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES
    CERTAIN SHARES* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW [9]

	0.0%

12. TYPE OF REPORTING PERSON*

	IN



Item 1 (a). Name of Issuer:

	GRAPHIC PACKAGING CORPORATION

Item 1 (b). Address of issuer's principal executive offices:


	814 LIVINGSTON COURT
	MARIETTA, GEORGIA 30067



Item 2 (a). Name of persons filing:

	Reporting Persons:
	BROWN BROTHERS HARRIMAN & CO.
	on behalf of itself and:
	1818 FUND II, L.P.
	T. MICHAEL LONG
	LAWRENCE C. TUCKER


Item 2(b). Address of principal business office:

	140 Broadway
	New York City, NY 10005

Item 2(c). Citizenship/Place of Organization:

	BBH&Co., New York
	Fund, Delaware
	Long, U.S. Citizen
	Tucker, U.S. Citizen



Item 2(d). Title of class of securities:

	COMMON STOCK, PAR VALUE $0.01 PER SHARE


Item 2(e). CUSIP Number:

	388688103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	Not applicable.

Item 4. Ownership:

As of December 31, 2006, none of the Reporting Persons held any shares of the Common Stock.


Item 5. Ownership of 5 Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.


Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable. See Item 5.


Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person


Not applicable



Item 8. Identification and Classification of Members of the Group

Not applicable.


Item 9. Notice of Dissolution of Group

Not applicable.


Item 10. Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Disclaimer of Beneficial Ownership

The undersigned expressly declare that the filing of this Schedule shall not be construed as an admission that the undersigned are, for purpose of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any securities covered by this Schedule 13G.



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	2/14/07

BROWN BROTHERS HARRIMAN & CO.

	By:     /s/ Howard M.Felson
		_______________________________
		Name: Howard M. Felson
		Title: Vice President


1818 FUND II, L.P.

   By:   BROWN BROHTERS HARRIMAN & CO. its  General Partner

         By:  /s/ Lawrence C. Tucker
 	     _______________________________
 	     Name: Lawrence C. Tucker
	     Title: Partner


T. Michael Long

   By: /s/ T. Michael Long
       _______________________________
       Name: T. Michael Long


Lawrence C. Tucker

   By: /s/ Lawrence C. Tucker
       _______________________________
       Name: Lawrence C. Tucker